UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 19, 2007

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 19, 2007, HealthSouth Corporation, a Delaware corporation (the “Company”), entered into a definitive agreement (the “Agreement”) with The Gores Group (the “Buyer”), a private equity firm, pursuant to which the Buyer will acquire the Company’s diagnostic division for approximately $47.5 million. The transaction is expected to be completed by the end of June or early in the third quarter of 2007 and is subject to customary closing conditions, including regulatory approval.

On April 19, 2007, the Company also issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that the Company has entered into the Agreement referenced herein.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K are forward looking, reflect the Company's current intent, belief or expectations, and involve certain risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the likelihood and timing of the closing of the transaction contemplated by the Agreement. The Company’s actual future results may not meet the Company’s expectations. In addition to those factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings with the SEC, factors that may cause future results to differ materially from the Company's current expectations include, but are not limited to, the possibility that the Company’s sale of the diagnostic division will not close, the risk of a significant adjustment to the purchase price, and regulatory delay in approving the sale. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events, or otherwise.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/s/ John P. Whittington
Name: John P. Whittington
Title: Executive Vice President, General Counsel, and Corporate Secretary

Dated: April 19, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of HealthSouth Corporation dated April 19, 2007.